Exhibit 99.1

American Lorain Corporation Signs Letter of Intent to Acquire Shandong Greenpia Foodstuff Co., Ltd.

Korean-Style Kimchi Food Processor will add over 20 new products to Lorain’s Cold Dish Product Segment

JUNAN COUNTY, China, June 29, 2010 -- American Lorain Corporation (NYSE Amex: ALN) ("American Lorain" or the "Company"), an international processed snack foods and convenience foods manufacturer based in Shandong Province, China, today announced that the company signed a letter of intent (“LOI”) to acquire Shandong Greenpia Foodstuff Co., Ltd., a manufacturer of retail-packaged, Korean-style kimchi cold dishes.

On June 28, 2010, International Lorain Holding Inc. and is operating subsidiary, Junan Hongrun Food Co. Ltd, signed a LOI to acquire 100% ownership of Shandong Greenpia Foodstuff Co., Ltd. (“Shandong Greenpia”). The acquisition will include cash and stock offer of $2.1 million in cash and 731,707 shares of American Lorain common stock, respectively. The Company is expected to complete the equity exchange and obtain governmental approval on the acquisition on or before September 30, 2010.

“We have been looking to expand our pickled vegetable and cold dish product line since we received favorable reception of the dishes from our customer base following our February 2010 launch of our own, Lorain®-branded cold dishes”, opened Si Chen, Chairman and CEO of American Lorain. “While developing new products in the category ourselves was a consideration, we also saw benefit to buy companies in our province that are currently producing like products. Pickled vegetables are a well-known dish throughout Asia and particularly in Korea where the dish is called Kimchi, one of the national dishes of Korea. We could think of no better a target to acquire than Shandong Greenpia considering the Company’s heritage with its Korean owners, product expertise and reputation in the market. We are confident that our new product line will add incremental revenues to our operations for the year and be a meaningful contributor to earnings and revenues in the future.”

Shandong Greenpia’s 2009 sales revenue was approximately $1.5 million which American Lorain is confident to double after the acquisition is complete. American Lorain has tentatively forecasted $3.0 million in sales for 2010 as a result of expanding Greenpia’s distribution and sales to 500 additional distributors in Lorain’s network. American Lorain will market Greenpia’s proprietary brand, “Cai Gen Jie”, and also brand several Greenpia products under the Lorain® brand. Greenpia’s production lines will remain in operation at Greenpia’s facilities and thus American Lorain will have a total of two kimchi-style cold dish production lines with annual capacity of 3,500 metric tons.

The acquisition is pending completion of an audit by Shandong Zhonghao United Certified Public Accountants.

About Shandong Greenpia Foodstuff Co., Ltd.

Shandong Greenpia Foodstuff Co., Ltd. located in Junan, China. The Company began production in September 2005 as a processor and packager of South Korean kimchi and other agricultural products. There is one Japanese and one Korean kimchi production lines with approximately 400 employees that produce annual output of 3500 tons of kimchi and 3,000 tons of chestnut. The Company’s products are sold to the northeast of China, Beijing and South China markets including Guangzhou and Shenzhen. The products are also exported to Japan, Korea and Southeast Asia.

About American Lorain Corporation

American Lorain Corporation is a Nevada corporation that develops, manufactures and sells various food products. The Company's products include chestnut products, convenience food products and frozen food products. The Company currently sells over 230 products to 26 provinces and administrative regions in China as well as to 42 foreign countries. The Company operates through its four direct and indirect subsidiaries and one leased factory located in China. For further information about American Lorain Corporation, please visit the Company's website at www.americanlorain.com .

Forward-looking statements

Statements contained herein that relate to the Company's future performance, including statements with respect to forecasted revenues, margins, cash generation and capital expenditures are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from those anticipated. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, particularly the current downturn in the worldwide economy; our ability to obtain adequate supplies of raw materials; our ability to manage our expansion strategy; changes in foreign currency exchange rates; government regulation; difficulties in new product development; changing consumer tastes in disparate markets worldwide and our ability to address those changes; our ability to attract and retain highly qualified personnel; and other factors affecting our operations that are set forth in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:

At the company:
American Lorain Corporation
Alan Jin, CFO
Tel: +86-539-731-7959
Email: alanjin@americanlorain.com
Web: http://www.americanlorain.com

Investor relations:
John Mattio, SVP
HC International, New York
Tel: +1-203-616-5144
Email: john.mattio@hcinternational.net
Web: http://www.hcinternational.net